Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Tuesday, January 18, 2005

(432) 620-0300

KEY ENERGY COMPLETES SALE OF LAND DRILLING ASSETS,
APPOINTS NEW GENERAL COUNSEL AND ANNOUNCES MOVE TO HOUSTON

MIDLAND, TX, January 18, 2005 – Key Energy Services, Inc. (NYSE: KEG) announced today it has completed the sale of the majority of its U.S. land drilling assets to Patterson-UTI Energy, Inc. (Nasdaq: PTEN) for approximately $62 million in cash.  The assets include 25 active and 10 stacked land-based drilling rigs as well as related drilling equipment and a rig moving fleet.  The Company will also retain working capital of approximately $10 million.

The Company also announced that Newton W. “Trey” Wilson III has been hired as Senior Vice President and General Counsel.  Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation (NYSE:FST), where he joined in November 2000.  Prior to joining Forest, Mr. Wilson was a consultant to the oil industry as well as an executive for two oil and gas companies, Union Texas Petroleum and Transco Energy Company.  Mr. Wilson received a B.B.A. from Southern Methodist University in 1972 and a J.D. from the University of Texas in 1975.  Mr. Wilson will be based in Houston, Texas.

The Company recently signed a lease for new office space in Houston and intends to move its executive office there over the next few months.  The Company anticipates that approximately 25 employees will move to Houston this year.

Commenting on the sale, Dick Alario, Chairman and CEO, stated, “Our strategy is to focus on segments that are core to our well service business and bring value to our customers.  In that regard, we concluded that the contract drilling segment was not an area in which we maintained a competitive advantage and we are very pleased at the success of this sale.  Further, this transaction enhances the Company’s liquidity and strengthens the balance sheet.”

Mr. Alario further stated, “The Company continues to enhance its senior management team and I am very happy to announce that Trey Wilson has joined the Key team as our new General Counsel.  Trey has significant industry experience and his hiring proves that the industry’s best professionals are attracted to Key’s fundamental strengths and the opportunity to be a part of a new management team.  I also want express my sincere thanks to Key’s legal team, led by Acting General Counsel Kimberly Frye, for all of their hard work during the past six months.  Their hard work and dedication has measurably helped the Company navigate through the restatement process.”

6 Desta Drive, Midland, TX 79705

Mr. Alario concluded, “In the coming months, the Company will be relocating its executive office to Houston.  The move will be made in order to place our executive team in closer proximity to our customers and the energy community.  We will continue to have a very large presence in Midland, Texas as the majority of the Company’s corporate staff is expected to remain in Midland.”

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future activity levels, competition,  pricing increases, demand for the Company’s services, and international business developments.   These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to costs and timing associated with the Company’s move to Houston and risks associated with any issues post-closing on the sale of the land drilling assets.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.